EXHIBIT 21

Subsidiaries of Hub Group, Inc.

SUBSIDIARIES	JURISDICTION OF INCORPORATION/ORGANIZATION

Hub City Terminals, Inc.	Delaware
Hub Group Atlanta, LLC.	Delaware
Hub Group Canada, LP.	Delaware
Hub City Texas, L.P.	Delaware
Hub Group Associates, Inc.	Illinois
Hub Group Distribution Services, LLC.	Illinois
Q.S. of Illinois, LLC.	Michigan
Quality Services LLC.	Missouri
Quality Services of Kansas, LLC.	Kansas
Q.S. of Georgia, LLC.	Georgia
Hub Chicago Holdings, Inc.	Delaware
Hub Group Transport, LLC.	Delaware
Hub Freight Service, Inc.	Delaware